CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES G CONVERTIBLE PREFERRED STOCK

OF

P-COM, INC.

The undersigned officer of P-Com, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of preferred stock designated as “Series G Convertible Preferred Stock” was duly adopted on May 31, 2005:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by Article IV of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), there hereby is created out of the authorized shares of preferred stock, par value $.0001 per share (the “Preferred Stock”), of the Company, a series of Preferred Stock designated as “Series G Convertible Preferred Stock,” consisting of Ten Thousand (10,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. Such series of Preferred Stock shall be designated as “Series G Convertible Preferred Stock” (the “Series G Preferred Stock”). The maximum number of shares of Series G Preferred Stock shall be Ten Thousand (10,000) shares. Upon the liquidation, dissolution or winding up of the affairs of the Company, the Series G Preferred Stock shall rank (a) prior to the Company’s common stock, par value $.0001 per share (the “Common Stock”), Series A Junior Participating Preferred Stock, Series F Convertible Preferred Stock and all other classes and series of the Company’s capital stock hereafter created that, by their terms, rank junior to the Series G Preferred Stock (the “Junior Stock”); (b) pari passu with all classes and series of the Company’s capital stock hereafter created that, by their terms, rank on parity with the Series G Preferred Stock (the “Pari Passu Stock”); and (c) junior to the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and all other classes and series of the Company’s capital stock hereafter created that, by their terms, rank senior to the Series G Preferred Stock (the “Senior Stock”). The Series G Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends. Whenever the Board of Directors declares a dividend on the Common Stock each holder of record of a share of Series G Preferred Stock, or any fraction of a share of Series G Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive, out of any assets at the time legally available therefor, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series G Preferred Stock could be converted on the Record Date.

3. Voting Rights

(a) Class Voting Rights. The Series G Preferred Stock shall have the following class voting rights. So long as any shares of the Series G Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least three-fourths (3/4) of the shares of the Series G Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series G Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series G Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock; or (ii) effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series G Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series G Preferred Stock can be converted at the time of such distribution.

(b) General Voting Rights. Except with respect to transactions upon which the Series G Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by the Delaware General Corporation Law, the Series G Preferred Stock shall have no voting rights. The Common Stock into which the Series G Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Liquidation Preference

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and after payment or provision for payment of all amounts due to the holders of any Senior Stock, the holders of shares of the Series G Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount equal to $1,000.00 per share (the “Liquidation Preference Amount”) of the Series G Preferred Stock before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are sufficient to pay in part, but are not sufficient to pay in full, the Liquidation Preference Amount payable to the holders of outstanding shares of the Series G Preferred Stock and any Pari Passu Stock, then all of said assets available to pay a part of the Liquidation Preference Amount to the holders of the outstanding shares of Series G Preferred Stock and any Pari Passu Stock will be distributed among the holders of the Series G Preferred Stock and the holders of any Pari Passu Stock, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Liquidation Preference Amount to be paid with respect to any fractional share of Series G Preferred Stock shall be equal to the Liquidation Preference Amount multiplied by such fraction. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series G Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series G Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series G Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations or any other entity, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. The Company shall not, without the consent of three-fourths (3/4) of the then outstanding Series G Preferred Stock, merge or consolidate with or into another corporation, unless the securities of such other corporation issued in exchange for the Series G Preferred Stock have substantially the same relative rights, preferences and privileges as the Series G Preferred Stock provided for herein.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series G Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holders of Series G Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the date on which shares of Series G Preferred Stock are first issued (the “Issuance Date”), the holder of shares of Series G Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series G Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Liquidation Preference Amount of the shares of Series G Preferred Stock being converted by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. The Company shall keep written records of the conversion of the shares of Series G Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series G Preferred Stock upon any conversion of the Series G Preferred Stock as provided in Section 5(b) below.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series G Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series G Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) with respect to the conversion of shares of Series G Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date, but in no event later than six (6) business days after such date, the original certificates representing the shares of Series G Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of a Conversion Notice (or a facsimile copy thereof), the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the holder that sent such Conversion Notice (the “Converting Holder”) and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the Converting Holder’s Preferred Stock Certificates, (x) issue and deliver to the Depository Trust Company (“DTC”) account on the Converting Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Converting Holder or its designee, for the number of shares of Common Stock to which the Converting Holder shall be entitled, and (y) if the Preferred Stock Certificates so surrendered represent more shares of Series G Preferred Stock than those being converted, issue and deliver to the Converting Holder a new certificate for such number of shares of Series G Preferred Stock represented by the surrendered certificate that are not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series G Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) Mandatory Conversion

(i) Upon the Company’s written request a holder of Series G Preferred Stock shall advise the Company in writing the number of shares of Common Stock that are beneficially owned by such holder, not counting shares of Common Stock issuable upon conversion of any Series G Preferred Stock held by such holder. Beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If the shares of Common Stock beneficially owned by such holder (excluding shares of Common Stock issuable upon conversion of the Series G Preferred Stock) amount to less than 9.99% of the shares of Common Stock outstanding at such time, the Company may, at its option, compel such holder, by written notice to such holder (the “Mandatory Conversion Notice”), to convert such portion of the Series G Preferred Stock owned by such holder into shares of Common Stock such that the total number of shares of Common Stock beneficially owned by such holder after such conversion shall equal up to 9.99%, but not more, of the shares of Common Stock outstanding after such conversion.

(ii) As used herein, a “Mandatory Conversion Date” shall be the date when the Mandatory Conversion Notice shall be deemed delivered pursuant to Section 5(i). The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

(iii) Each share of Series G Preferred Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference Amount of the shares of Series G Preferred Stock outstanding on the Mandatory Conversion Date by (y) the Conversion Price in effect on the Mandatory Conversion Date; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series G Preferred Stock unless the Preferred Stock Certificates representing such shares of Series G Preferred Stock are either delivered to the Company or the holder notifies the Company that such Preferred Stock Certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of any mandatory conversion of the Series G Preferred Stock pursuant to this Section 5(c), each affected holder of Series G Preferred Stock shall surrender the Preferred Stock Certificates representing the Series G Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to such holder within three (3) business days of such holder’s delivery of the applicable Preferred Stock Certificates. If the Preferred Stock Certificates so surrendered represent more shares of Series G Preferred Stock than those being converted, the Company shall issue to such holder a new certificate for such number of Series G Preferred Stock represented by the surrendered certificates which were not converted.

(d) Conversion Price. The term “Conversion Price” shall mean $.50, subject to adjustment pursuant to Section 5(e) hereof.

(e) Adjustments of Conversion Price

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each such event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each such event, an appropriate adjustment to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series G Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series G Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series G Preferred Stock.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series G Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each such event, an appropriate adjustment to the Conversion Price shall be made and provisions shall be made so that the holder of each share of Series G Preferred Stock shall have the right thereafter to convert such share of Series G Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series G Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate adjustment to the Conversion Price shall be made and provision shall be made so that the holder of each share of Series G Preferred Stock shall have the right thereafter to convert such share of Series G Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series G Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series G Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or other securities convertible into Common Stock (“Convertible Securities”), then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(f) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series G Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series G Preferred Stock as provided herein, the Company shall not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series G Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 130% of the Liquidation Preference Amount of the Series G Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series G Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of Series G Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series G Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series G Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following (x) being mailed by certified or registered mail, postage prepaid, return-receipt requested, or (y) delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series G Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series G Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series G Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series G Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series G Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series G Preferred Stock then outstanding.

(l) Retirement of Series G Preferred Stock. Conversion of Series G Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date. The Company shall keep written records of the conversion of the shares of Series G Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series G Preferred Stock upon any conversion of the Series G Preferred Stock represented by such certificates.

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series G Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive or Redemption Rights. Except as provided in Section 5 hereof no holder of the Series G Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in its absolute discretion may deem advisable. Except as provided in Section 5 neither the Company nor the holder of any Series G Preferred Stock shall have the right to require the Company to redeem any shares of Series G Preferred Stock.

7. Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 5 hereof, at no time may a holder of shares of Series G Preferred Stock convert any shares of the Series G Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock beneficially owned by such holder at such time, 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series G Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder desires to waive the application of this Section 7 with regard to any or all shares of Common Stock issuable upon conversion of the Series G Preferred Stock held by such holder, this Section 7 shall be of no further force or effect with regard to those shares of Series G Preferred Stock referenced in the Waiver Notice.

8. Inability to Fully Convert

(a) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available for issuance or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series G Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and, with respect to the unconverted Series G Preferred Stock (the “Unconverted Preferred Stock”), the holder, solely at such holder’s option, may elect, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder’s Conversion Notice as to the number of shares of Common Stock the Company is unable to issue (the “Unissued Shares of Common Stock”) and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

(b) Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile to a holder of Series G Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice and (ii) the number of shares of Series G Preferred Stock which cannot be converted.

(c) Pro-Rata Conversion. In the event the Company within a period of ten days receives Conversion Notices from more than one holder of Series G Preferred Stock and the Company can convert some, but not all, of the Series G Preferred Stock required to be converted as a result of such Conversion Notices, the Company shall convert from each holder of Series G Preferred Stock electing to have Series G Preferred Stock converted within such ten day period, an amount equal to the number of shares of Series G Preferred Stock such holder elected to have converted in such ten day period multiplied by a fraction, the numerator of which shall be the number of shares of Series G Preferred Stock such holder elected to have converted in such ten day period and the denominator of which shall be the total number of shares of Series G Preferred Stock all holders elected to have converted in such ten day period. The Company shall not convert any Series G Preferred Stock pursuant to a Mandatory Conversion Notice until it shall have converted all Series G Preferred Stock pursuant to any Conversion Notice.

9. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than three-fourths (3/4) of the then outstanding shares of Series G Preferred Stock, shall be required to approve any change to this Certificate of Designation or the Company’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series G Preferred Stock.

10. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series G Preferred Stock, and, in the case of loss, theft or destruction, of an indemnity satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series G Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series G Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial holders of the Series G Preferred Stock and shall not be construed against any person as the drafter hereof.

13. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series G Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

14. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series G Preferred Stock granted hereunder may be waived as to all shares of Series G Preferred Stock (and the holders thereof) upon the written consent of the holders of three-fourths (3/4ths) of the shares of Series G Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series G Preferred Stock shall be required.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 31st day of May, 2005.

P-COM, INC.

By:

Name:

Title:

EXHIBIT I

P-COM, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series G Convertible Preferred Stock of P-Com, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series G Convertible Preferred Stock (the “Preferred Shares”) of P-Com, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.0001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock have been sold: Please confirm the following information:	YES	NO
Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated: